UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2017

AFFINION GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-55577	16-1732155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

AFFINION GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As used below, the terms “Affinion,” “we,” “us,” “our” and the “Company” refer to Affinion Group Holdings, Inc. and its consolidated subsidiaries.

Support Agreement

On March 31, 2017, Affinion Group Holdings, Inc., a Delaware corporation (“Affinion Holdings”), Affinion Group, Inc., a Delaware corporation (“Affinion Group”), and Affinion Investments, LLC, a Delaware limited liability company (“Affinion Investments”) (collectively, the “Affinion Parties”), entered into a support agreement (as amended, restated or otherwise modified in accordance with its terms, the “Support Agreement”) with certain holders (the “Significant Holders”) of Affinion Group’s 7.875% Senior Notes due 2018 (the “Existing AGI Notes”). The Significant Holders collectively held, as of such date, approximately $237.5 million (50.0%) aggregate principal amount of Existing AGI Notes and included affiliates or managed funds of Elliott Management Corporation and Franklin Mutual Advisers, LLC. Notwithstanding anything herein to the contrary, the exercise of any rights and the taking of any actions by the Affinion Parties in connection with the Transactions (as defined below) are subject to such entities’ obligations under the Support Agreement.

The Support Agreement was entered into in connection with (1) Affinion Group’s contemplated private offer to exchange or repurchase for cash at the holder’s election (collectively, the “AGI Exchange Offer”) all of the Existing AGI Notes for (a) new 12.50%/14.00% Senior PIK/Toggle Notes due 2022 of Affinion Group (the “New Notes”) and Warrants (the “New Warrants”) to purchase common stock, par value $0.01 per share, of Affinion Holdings (the “Common Stock”) or (b) cash; (2) Affinion Holdings’ contemplated private offer to exchange or repurchase for cash at the holder’s election (collectively, the “Holdings Exchange Offer”) all of the 13.75%/14.50% Senior Secured PIK/Toggle Notes due 2018 of Affinion Holdings (the “Existing Holdings Notes”) for (a) New Notes and New Warrants to purchase Common Stock or (b) cash; (3) Affinion Investments’ contemplated private offer to exchange or repurchase for cash at the holder’s election (collectively, the “Investments Exchange Offer” and, together with the AGI Exchange Offer and the Holdings Exchange Offer, the “Exchange Offers”) all of the 13.50% Senior Subordinated Notes due 2018 of Affinion Investments (the “Existing Investments Notes” and, together with the Existing AGI Notes and Existing Holdings Notes, the “Existing Notes”) for (a) New Notes and New Warrants to purchase Common Stock or (b) cash; (4) the solicitations of consents (the “Consent Solicitations”) to amend (a) the indenture governing the Existing AGI Notes, dated as of November 19, 2010 (as supplemented to the date hereof, the “Existing AGI Indenture”), between Affinion Group, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Existing Trustee”), (i) to eliminate substantially all of the restrictive covenants and certain of the default provisions in the Existing AGI Indenture and (ii) to reduce from 30 days to three business days the minimum notice period for optional redemptions in the Existing AGI Indenture, (b) the indenture governing the Existing Holdings Notes, dated as of December 12, 2013 (as supplemented to the date hereof, the “Existing Holdings Indenture”), between Affinion Holdings and the Existing Trustee, to reduce from 30 days to three business days the minimum notice period for optional redemptions in the Existing Holdings Indenture and (c) the indenture governing the Existing Investments Notes, dated as of December 12, 2013 (as supplemented to the date hereof, the “Existing Investments Indenture” and, together with the Existing AGI Indenture and the Existing Holdings Indenture, the “Existing Indentures”), among Affinion Investments, Affinion Investments II, LLC and the Existing Trustee, to reduce from 30 days to three business days the minimum notice period for optional redemptions in the Existing Investments Indenture; (5) the refinancing of Affinion Group’s existing credit facility and use of proceeds to, among other things, refinance existing indebtedness under its existing credit facility (the “Credit Agreement Refinancing”) and redeem all of the outstanding 7.5% Cash/PIK Senior Notes due 2018 (the “International Notes”) of Affinion International Holdings Limited (“Affinion International”) and discharge the indenture governing the International Notes (the “International Note Redemption”); and (6) all related transactions. The Exchange Offers, the Consent Solicitations, the Credit Agreement Refinancing, the International Note Redemption and all related transactions are collectively referred to herein as the “Transactions.” The Exchange Offers will be open only to (1) holders of Existing Notes who are “qualified institutional buyers,” (2) holders of Existing Notes who are institutional “accredited investors” and (3) holders of Existing Notes who are not “U.S. persons,” as such terms are defined under the Securities Act of 1933, as amended (such eligible holders are referred to herein as “Eligible Holders”).

Pursuant to the Support Agreement, the Significant Holders have agreed to tender Existing Notes in the Exchange Offers for New Notes and New Warrants. The consummation of the Transactions is subject to certain terms and conditions set forth in the Support Agreement. In addition, by executing the Support Agreement, each of the Significant Holders has agreed to waive their pre-emptive rights under the Shareholders Agreement, dated as of

November 9, 2015, by and among Affinion Holdings and the stockholders from time to time party thereto (as amended, the “Shareholder’s Agreement”) with respect to the New Warrants to be issued in connection with the Exchange Offers and pursuant to the Investor Purchase Agreement (as defined below) and will not participate in the Pre-Emptive Rights Offer. The “Pre-Emptive Rights Offer” refers to Affinion Holdings’ expected offer, promptly following the consummation of the Exchange Offers, to each Stockholder that, together with its Affiliates (each as defined in the Shareholders Agreement), holds at least one percent (1%) of the Common Stock (the “Pre-Emptive Rights Holders”) the right to purchase with cash up to such Pre-Emptive Rights Holder’s pro rata share (as determined in accordance with the Shareholders Agreement) of New Warrants. The Pre-Emptive Rights Offer is conditioned upon the issuance of New Warrants in the Exchange Offers and pursuant to the Investor Purchase Agreement.

The obligations of the Significant Holders to tender their Existing Notes in the Exchange Offers under the Support Agreement are subject to certain conditions which include (i) the Support Agreement is in full force and effect and has not terminated in accordance with its terms, (ii) the Investor Purchase Agreement is in full force and effect and has not terminated in accordance with its terms; (iii) the absence of any injunctions, litigation or laws that would prohibit or prevent the closing of the AGI Exchange Offer, the Consent Solicitation in respect of the Existing AGI Notes or the Pre-Emptive Rights Offer, (iv) the truth and accuracy of the representations and warranties of the Affinion Parties in all material respects (other than so qualified, in which case, in all respects) on the date of the Support Agreement and the launch date of the Exchange Offers, (v) no Change of Control (as defined in the Existing AGI Indenture), merger, consolidation, sale of all or substantially all of the assets of any of the Affinion Parties shall have occurred, (vi) no voluntary or involuntary bankruptcy proceedings have been initiated by or against any of the Affinion Parties or any of their direct or indirect parents or significant subsidiaries and no receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Affinion Parties or any of their direct or indirect parents or significant subsidiaries or for a substantial part of the property or assets of any of the Affinion Parties or any of their direct or indirect parents or significant subsidiaries shall have been appointed; provided that if involuntary bankruptcy proceedings initiated against any of the Affinion Parties or any of their respective direct or indirect parents or significant subsidiaries are dismissed within 60 days of the initiation of such involuntary proceedings, this condition shall be deemed to be satisfied; provided, further, that each of the Affinion Parties shall, and shall cause any of their direct or indirect significant subsidiaries that are subject to such involuntary proceedings to, seek and/or take any such actions available to move for dismissal of such involuntary proceedings as soon as practically possible, (vii) no material default or event of default under the Existing AGI Notes or other indebtedness of Affinion Holdings or Affinion Group or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $30 million, in each case except any material default or event of default that can be cured, which Affinion Holdings or Affinion Group, as applicable, promptly cures or causes to be cured within the applicable cure period under the Existing AGI Notes or such other indebtedness or, following the expiration of such cure period, that the relevant lenders have not then waived, (viii) the terms relating to the Exchange Offers contained in the offering memorandum and consent solicitation statement (the “Offering Memorandum”), the letter of transmittal and related documents to be used by the Affinion Parties in the Exchange Offers shall be on the terms contained in the Support Agreement, except as provided therein and (ix) the contribution of the equity of Affinion Net Patents, Inc. (“Net Patents”) to Affinion Group shall have occurred and Net Patents shall have become a Restricted Subsidiary and Guarantor of the New Notes under the indenture governing the New Notes (collectively, the “Tender Conditions”).

The Affinion Parties have agreed to withdraw the Exchange Offers in the event that on any day while the Exchange Offers are outstanding, any of the Tender Conditions would no longer be able to be satisfied (and not susceptible to cure or redress using commercially reasonable efforts) or waived by the Affinion Parties in accordance with the Support Agreement (except as a result of the failure of the Significant Holders to fulfill their obligations under the Support Agreement).

The obligations of the Affinion Parties to consummate the Exchange Offers under the Support Agreement are subject to certain conditions which include, among other things, (i) all Tender Conditions have been satisfied or duly waived and continue to be satisfied or waived as of the settlement date for the Exchange Offers and Consent Solicitations (the “Settlement Date”), (ii) the Support Agreement is in full force and effect and has not terminated in accordance with its terms, (iii) the Investor Purchase Agreement is in full force and effect and has not terminated in accordance with its terms, (iv) the valid tender and acceptance by us of at least $237,975,000, or 50.1%, of the aggregate principal amount of Existing AGI Notes in the AGI Exchange Offer (the “Minimum Condition”), which may be waived by the Company in its sole discretion, (v) Affinion Group shall have consummated the refinancing of its existing credit facility, and Affinion International shall have used a portion of the proceeds to irrevocably deposit with the trustee for the International Notes funds in an amount sufficient to pay and discharge the International Notes in full and (vi) receipt of the requisite consent pursuant to Section 2.2(a) of the Shareholders Agreement, which has already been received, and the passage of at least 20 calendar days from the date on which the related Information Statement on Schedule 14C is first sent to Affinion Holdings’ stockholders. In addition, the Affinion Parties shall not consummate the Holdings Exchange Offer or the Investments Exchange Offer without consummating the AGI Exchange Offer at the same time.

The Support Agreement also provides that the Affinion Parties may not make any modifications to the terms of the Exchange Offers other than modifications to which the requisite Significant Holders as provided in the Support Agreement have consented in writing.

The Support Agreement will terminate automatically upon the occurrence of, among other things, (i) any voluntary or involuntary bankruptcy proceedings initiated by or against Affinion Holdings or Affinion Group or any of their direct or indirect parents or significant subsidiaries or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Affinion Holdings or Affinion Group or any of their direct or indirect parents or significant subsidiaries or for a substantial part of the property or assets of Affinion Holdings or Affinion Group or any of their direct or indirect parents or significant subsidiaries; provided that in the case of involuntary bankruptcy proceedings initiated against Affinion Holdings or Affinion Group or any of their direct or indirect parents or significant subsidiaries, such involuntary proceedings shall have continued without dismissal for at least 60 days, (ii) the Investor Purchase Agreement is terminated in accordance with its terms, (iii) the fifth business day following the termination of the AGI Exchange Offer by the Affinion Parties in accordance with the Support Agreement, provided that the AGI Exchange Offer has not recommenced within five business days, (iv) any court of competent jurisdiction or other competent governmental or regulatory authority issuing an order making illegal or otherwise restricting, preventing or prohibiting the AGI Exchange Offer in a way that cannot be reasonably remedied by the Affinion Parties within 45 days after the issuance of such order, (iv) the Exchange Offers shall not have closed by June 29, 2017 (the “Outside Date”), (v) the Exchange Offers shall not have commenced at least 20 business days (as defined in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) prior to the Outside Date and (vi) the occurrence of any material breach of the Support Agreement by any of the Affinion Parties, unless waived by Significant Holders collectively holding (without duplication) more than 66 2/3% in aggregate principal amount of the Existing Notes held by Significant Holders party to the Support Agreement. In addition, each Significant Holder has the right to terminate the Support Agreement upon the occurrence of any material default or event of default under the Existing AGI Notes or other indebtedness of Affinion Holdings or Affinion Group or their direct or indirect parents or significant subsidiaries having an aggregate principal amount outstanding in excess of $30 million, except any default or event of default that can be cured, which such defaulting entity promptly cures within the applicable cure period under the Existing AGI Notes or such other indebtedness or, following the expiration of such a cure period that the relevant lenders have not waived at the time of termination by a Significant Holder.

In the AGI Exchange Offer, Eligible Holders that validly tender, and do not properly withdraw, their Existing AGI Notes at or prior to the consent time, will be eligible to receive, for each $1,000 principal amount of Existing AGI Notes, the total consideration of (a) (1) $1,000 principal amount of New Notes, plus accrued and unpaid interest to, but not including, the Settlement Date paid in New Notes and New Warrants; and (2) New Warrants to purchase 3.37 shares of Common Stock, par value $0.01 per share, of Affinion Holdings (the “Common Stock”); or (b) cash in the amount of $920, plus accrued and unpaid interest to, but not including, the Settlement Date in cash.

In the Holdings Exchange Offer, Eligible Holders that validly tender, and do not withdraw, their Existing Holdings Notes at or prior to the consent time, will be eligible to receive, for each $1,000 principal amount of Existing Holdings Notes, the total consideration of (a) (1) $1,000 principal amount of New Notes, plus accrued and unpaid interest to, but not including, the Settlement Date paid in New Notes and New Warrants; and (2) New Warrants to purchase 3.37 shares of Common Stock; or (b) cash in the amount of $700, plus accrued and unpaid interest to, but not including, the Settlement Date in cash.

In the Investments Exchange Offer, Eligible Holders that validly tender, and do not withdraw, their Existing Investments Notes at or prior to the consent time, will be eligible to receive, for each $1,000 principal amount of Existing Investments Notes, the total consideration of (a) (1) $1,000 principal amount of New Notes, plus accrued and unpaid interest to, but not including, the Settlement Date paid in New Notes and New Warrants; and (2) New Warrants to purchase 3.37 shares of Common Stock; or (b) cash in the amount of $880, plus accrued and unpaid interest to, but not including, the Settlement Date in cash.

An Eligible Holder that validly tenders its Existing Notes in the Exchange Offers will be deemed to have delivered a consent with respect to such tendered Existing Notes pursuant to the Consent Solicitations. Tendered Existing Notes may not be withdrawn after the consent time.

In the AGI Exchange Offer, Eligible Holders that validly tender their Existing AGI Notes and deliver their consents after the consent time but at or prior to the expiration time, will be eligible to receive, for each $1,000 principal amount of Existing AGI Notes, the exchange consideration of (a) (1) $990 principal amount of New Notes, plus accrued and unpaid interest to, but not including, the Settlement Date paid in New Notes and New Warrants; and (2) New Warrants to purchase 3.34 shares of Common Stock; or (b) cash in the amount of $910, plus accrued and unpaid interest to, but not including, the Settlement Date in cash.

In the Holdings Exchange Offer, Eligible Holders that validly tender their Existing Holdings Notes and deliver their consents after the consent time but at or prior to the expiration time, will be eligible to receive, for each $1,000 principal amount of Existing Holdings Notes, the exchange consideration of (a) (1) $990 principal amount of New Notes, plus accrued and unpaid interest to, but not including, the Settlement Date paid in New Notes and New Warrants; and (2) New Warrants to purchase 3.34 shares of Common Stock; or (b) cash in the amount of $690, plus accrued and unpaid interest to, but not including, the Settlement Date in cash.

In the Investments Exchange Offer, Eligible Holders that validly tender their Existing Investments Notes and deliver their consents after the consent time but at or prior to the expiration time, will be eligible to receive, for each $1,000 principal amount of Existing Investments Notes, the exchange consideration of (a) (1) $990 principal amount of New Notes, plus accrued and unpaid interest to, but not including, the Settlement Date paid in New Notes and New Warrants; and (2) New Warrants to purchase 3.34 shares of Common Stock; or (b) cash in the amount of $870, plus accrued and unpaid interest to, but not including, the Settlement Date in cash.

Investor Purchase Agreement

In connection with the execution and delivery of the Support Agreement, on March 31, 2017, affiliates of Elliott Management Corporation (“Elliott”), Franklin Mutual Quest Fund, a fund managed by Franklin Mutual Advisers, LLC (“Franklin”), affiliates of Empyrean Capital Partners, LP (“Empyrean”), and Metro SPV LLC, an affiliate of ICG Strategic Secondaries Advisors LLC (“ICG”) (collectively, in such capacity, the “Investors”) entered into an investor purchase agreement (as amended, restated or otherwise modified in accordance with its terms, the “Investor Purchase Agreement”) with the Affinion Parties, whereby the Investors (or affiliates of the Investors) agreed to purchase from the Company an aggregate principal amount of New Notes and New Warrants that would yield sufficient cash proceeds to repurchase any Existing Notes tendered for cash consideration in the Exchange Offers (the “Initial Investment”). Further, if Affinion Holdings, Affinion Group or Affinion Investments exercises its option to redeem any Existing Notes not tendered in the Exchange Offers, under the Investor Purchase Agreement, the Company has the option to obligate the Investors to purchase an aggregate principal amount of New Notes and New Warrants that would yield sufficient cash proceeds to redeem any Existing Notes not tendered in the Exchange Offers (the “Follow-On Investment,” and together with the Initial Investment, the “Investment”). The Initial Investment would be made at or about the closing of the Exchange Offers, subject to the conditions thereto having been satisfied as set forth in the Investor Purchase Agreement. Any Follow-On Investments would be made upon the Company’s exercise of its option within 90 days from the consummation of the Exchange Offers, subject to the Company having delivered a notice of optional redemption to the holders of a series of Existing Notes for which the Follow-On Investment funds would be used and the valid tender and acceptance by us of at least 90%, of the aggregate principal amount of the applicable series of Existing Notes in the Exchange Offers, which minimum participation condition may be waived by the Company in its sole discretion.

Pursuant to the terms of the Investor Purchase Agreement, any New Notes acquired by the Investors thereunder (including any New Notes issued in respect of the funding premium) will be issued together with the same number of New Warrants that such principal amount of New Notes would have been issued with as part of the Exchange Offers. In addition, based on the proportional amount of the total aggregate principal amount of Existing Notes exchanged for cash in the Exchange Offers or not participating in the Exchange Offers relative to the total amount of Existing Notes outstanding immediately prior to the consummation of the Exchange Offers, the Investors will be entitled to New Warrants representing up to 16.25% of the pro forma fully diluted ownership of Affinion Holdings after giving effect to issuances pursuant to the Exchange Offers, the Investor Purchase Agreement and the Pre-Emptive Rights Offer, assuming 100% participation, but without giving effect to options and restricted stock units granted under Affinion Holdings’ management compensation and incentive plans. In addition, on the closing of the Exchange Offers, the Company shall pay the Investors a commitment premium of $17,500,000 in aggregate principal amount of New Notes which shall be issued together with the same number of New Warrants that such principal amount of New Notes would have been issued with as part of the Exchange Offers.

In accordance with the terms of the Company’s Shareholders Agreement, Empyrean’s entry into the Investor Purchase Agreement is conditioned on the mailing of the Information Statement on Schedule 14C announcing the action by written consent of stockholders in lieu of a meeting, authorizing Empyrean, as a holder of 5% or more of the Company’s Common Stock, to enter into the Investor Purchase Agreement, and the tolling of the applicable 20 day period.

The foregoing summary of the Investor Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investor Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Debt Commitment Letter

On March 31, 2017, Affinion Group entered into a commitment letter (the “Commitment Letter”) with HPS Investment Partners, LLC (“HPS”), pursuant to which HPS has committed to provide a new credit facility (the “New Credit Facility”) to Affinion Group subject to satisfaction of the conditions precedent set forth in the Commitment Letter. Affinion Group intends to use the proceeds of the New Credit Facility to refinance its existing credit facility (the “Credit Agreement Refinancing”), redeem all of the outstanding International Notes and discharge the indenture governing the International Notes (the “International Note Redemption”), pay costs and expenses in connection with the New Credit Facility, the Credit Agreement Refinancing, International Note Redemption and the Exchange Offers and for other general corporate purposes.

The Company expects that the New Credit Facility will consist of a $110 million revolving credit facility and a $1.34 billion term loan facility and have a maturity of five years.

Scheduled Amortization Payments and Mandatory Prepayments

The Company expects that the term loan facility will provide for quarterly amortization payments totaling (i) for the first 2 years following the closing date, 1% per annum, (ii) for the third year following the closing date, 2.5% per annum and (iii) for each year thereafter 5% per annum, in each case, payable quarterly, with the balance payable upon the final maturity date. The Company expects that the amounts of the quarterly amortization payments will be reduced by certain prepayments.

In addition, the Company expects that the New Credit Facility will require Affinion Group to prepay outstanding term loans with:

•	100% of the net cash proceeds of asset sales and dispositions in excess of an amount per transaction and in the aggregate per year, subject, in certain cases, to the ability to reinvest such net cash proceeds; provided that the net cash proceeds of certain asset sales and dispositions will be required to prepay outstanding term loans without reinvestment rights and subject to (i) a make-whole premium on or prior to the first anniversary of the closing date, and (ii) a prepayment premium at a price reflected as a percentage of the principal amount of (x) 103% after the first anniversary but on or prior to the second anniversary of the closing date, (y) 101% after the second anniversary but on or prior to the third anniversary of the closing date and (z) 100% thereafter;

•	100% of the net cash proceeds from any insurance or condemnation event, subject to customary reinvestment provisions;

•	100% of the net cash proceeds from extraordinary and non-recurring cash receipts in excess of an amount per receipt;

•	50% of Affinion Group’s excess cash flow beginning with the fiscal year ending December 31, 2017 (reducing to 25% if Affinion Group’s senior secured leverage ratio is less than or equal to 3.5:1.0 and to 0% if Affinion Group’s senior secured leverage ratio is less than or equal to 2.5:1.0); and

•	100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the New Credit Facility.

Voluntary Prepayments and Reduction and Termination of Commitments

The Company expects that the terms of the New Credit Facility will allow Affinion Group to permanently reduce the revolving loan commitments under the New Credit Facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any, and provided that the commitments may not be reduced below the aggregate outstanding amount of revolving loans and letters of credit. In addition, the Company expects that Affinion Group will be able to terminate the New Credit Facility upon prior written notice, and, in some cases, be able to revoke such notice. The Company expects that the revolving loan commitments will reduce to $80 million on the one year anniversary of the closing date. The Company expects that, upon termination, Affinion Group will be required to repay all obligations outstanding under the New Credit Facility and to satisfy all outstanding letter of credit obligations. The Company expects that voluntary prepayments of terms loans will be subject to (i) a make-whole premium for prepayments on or prior to the second anniversary of the closing date, and (ii) a prepayment premium at a price reflected as a percentage of the principal amount of (x) 103% after the second anniversary but on or prior to the third anniversary of the closing date and (y) 101% after the third anniversary of the closing date (the “Prepayment Premium”).

Interest and Applicable Margins

The Company expects that interest rates with respect to term loans and revolving loans under the New Credit Facility will be based on, at Affinion Group’s option, (x) the higher of (i) adjusted LIBOR and (ii) 1.00%, in each case plus 7.75%, or (y) the highest of (i) the prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.00% (“ABR”), in each case plus 6.75%.

Additionally, the Company expects that if any amount payable under the New Credit Facility is not paid when due, (i) all overdue amounts owing under the New Credit Facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0% or at the ABR plus the applicable margin plus an additional 2.0% if no rate is otherwise applicable thereto and (ii) all other principal amounts outstanding under the New Credit Facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

The Company expects that Affinion Group will have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding ABR loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to an ABR loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, the Company expects that interest will be payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to ABR loans, the Company expects that interest will be payable on the last business day of each fiscal quarter. The Company expects that, in each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime ABR rate, and loans in any jurisdiction where the relevant interbank market practice is to use a 365 or 366 day year) and actual days elapsed.

Guarantees and Collateral

The Company expects that Affinion Group’s obligations under the New Credit Facility will be guaranteed by Affinion Holdings and by each of Affinion Group’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions, and certain existing and subsequently acquired foreign subsidiaries, subject to certain exceptions.

The Company expects that the New Credit Facility will be secured to the extent legally permissible by substantially all the assets of (i) Affinion Holdings, which will consist of a perfected first-priority pledge of all Affinion Group’s capital stock and (ii) Affinion Group and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by Affinion Group or any subsidiary guarantor (which pledge, with respect to stock of certain foreign subsidiaries, may be limited to 100% of the non-voting stock (if any) of such foreign subsidiaries and 65% of the voting stock of such foreign subsidiaries) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Affinion Group and each subsidiary guarantor, subject to certain exceptions.

Covenants

The Company expects that the New Credit Facility will contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The Company expects that the negative covenants in the New Credit Facility will include, among other things, limitations (all of which are subject to certain exceptions) on Affinion Group’s and its restricted subsidiaries’ (and in certain cases, Affinion Holdings’) ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase Affinion Group’s or such restricted subsidiary’s capital stock;

•	prepay, redeem or repurchase certain of Affinion Group’s or such restricted subsidiary’s junior indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt (and certain senior unsecured debt);

•	enter into agreements that would restrict the ability of Affinion Group’s subsidiaries to pay dividends;

•	change Affinion Group’s or such restricted subsidiary’s business or the business of its subsidiaries;

•	merge or enter into acquisitions;

•	sell Affinion Group’s or such restricted subsidiary’s assets; and

•	enter into transactions with Affinion Group’s affiliates.

In addition, the Company expects that the New Credit Facility will require Affinion Group to comply with (x) a maximum ratio of senior secured debt to EBITDA (as defined in the New Credit Facility) and (y) a minimum ratio of EBITDA (as defined in the New Credit Facility) to consolidated fixed charges.

Events of Default

The Company expects that events of default under the New Credit Facility will include, among others, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the New Credit Facility) and cross-events of defaults and acceleration on material indebtedness. Upon the occurrence of an event of default and the acceleration of the term loans (including, without limitation, automatic acceleration), the Company expects that the Prepayment Premium will be due and payable; provided that, if such event of default is due to a change of control, the Company expects that the amount payable will be (i) a make-whole premium on or prior to the first anniversary of the closing date, and (ii) a prepayment premium at a price reflected as a percentage of the principal amount of (x) 103% after the first anniversary but on or prior to the second anniversary of the closing date, (y) 101% after the second anniversary but on or prior to the third anniversary of the closing date and (z) 100% thereafter.

The foregoing summary of the Commitment Letter and the New Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Other

On March 31, 2017, the Company and certain stockholders executed the Amendment No. 2 to the Shareholders Agreement (the “Shareholders Agreement Amendment”) and the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement), each to be effective as of, and conditioned on, the consummation of the Exchange Offers. The Shareholders Agreement Amendment, when effective, will amend the Shareholders Agreement to increase the size of the board of directors from 6 to 7, and permit the board of directors, in its sole discretion, to further increase the size of the board of directors to up to 9 directors. The A&R Registration Rights Agreement amends the Company’s existing Registration Rights Agreement, dated as of November 9, 2015, to provide certain enhanced rights to all investors, including without limitation rights regarding deadlines for filing, underwritten offerings following an IPO and, with respect to Elliott and Franklin, lower thresholds for making demand registrations and demanding underwritten secondary offerings.

Item 2.02	Results of Operations and Financial Condition.

On March 31, 2017, Affinion Holdings issued a press release announcing the financial results for the fourth quarter and the year ended December 31, 2016, for itself and selected financial information for its wholly-owned subsidiary, Affinion Group. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Note: The information contained in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 7.01	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except as expressly set forth by specific reference in such a filing.

As used below, the terms “Affinion,” “we,” “us,” “our” and the “Company” refer to Affinion Holdings and its consolidated subsidiaries.

Affinion Holdings and Affinion Group previously executed confidentiality agreements with the Significant Holders in order to facilitate discussions with the Significant Holders concerning the Transactions. Pursuant to the confidentiality agreements, we agreed to disclose publicly, after a specified period, certain information. The information included in this Current Report on Form 8-K is being furnished to satisfy our public disclosure obligations under such confidentiality agreements.

In December 2016, the Company provided the following preliminary guidance for the year ending December 31, 2017.

•	The preliminary view for 2017 net revenue is a range of approximately $1,020 million - $1,040 million; and

•	The preliminary view for 2017 Adjusted EBITDA is a range of approximately $235 million - $254 million.

•	Note that when the preliminary guidance was prepared they were based on FX rates of GBP at $1.44 and Euro at $1.11 for currency consistent comparisons to prior periods.

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. generally accepted accounting principles (“GAAP”) and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with GAAP or as an indicator of operating performance.

The Company does not provide reconciliations of guidance for Adjusted EBITDA to Income from operations, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include business optimization, restructuring and stock compensation costs, foreign exchange rate changes, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, that are difficult to predict in advance in order to include in a GAAP estimate.

The inclusion of the preliminary guidance in this Current Report on Form 8-K should not be regarded as an indication that the Company or any other person considered, or now considers, this information to be necessarily predictive of actual future results, and does not constitute an admission or representation by any person that such information is material, or that the expectations, beliefs, opinions, and assumptions that underlie such preliminary guidance remain the same as of the date of this Current Report on Form 8-K, and readers are cautioned not to place undue reliance on such preliminary guidance.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, the preliminary guidance and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this Current Report and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the

Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion Group with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K as well as Affinion Group’s most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this Current Report, or to reflect the occurrence of unanticipated events or circumstances.

This Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Exchange Offers, Consent Solicitations and related transactions are being made and the New Notes and the New Warrants are being offered only to “qualified institutional buyers,” institutional “accredited investors” and holders that are not “U.S. persons,” as such terms are defined under the Securities Act. The New Notes and the New Warrants have not been registered under the Securities Act or under any state securities laws, and the New Notes and the New Warrants may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and accordingly, are subject to significant restrictions on transfer and resale as more fully described in the Offering Memorandum, and the related letter of transmittal and consent (the “Letter of Transmittal”). The Exchange Offers, Consent Solicitations and related transactions and the issuance of the New Notes and the New Warrants are being made only pursuant to the terms and subject to the conditions set forth in the Offering Memorandum and the Letter of Transmittal.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

10.1	Investor Purchase Agreement, dated as of March 31, 2017, by and among Affinion Group Holdings, Inc., Affinion Group, Inc., Affinion Investments, LLC, affiliates of Elliott Management Corporation, Franklin Mutual Quest Fund, affiliates of Empyrean Capital Partners, LP, and Metro SPV LLC

10.2	Commitment Letter, dated as of March 31, 2017, by and between Affinion Group, Inc. and HPS Investment Partners, LLC

99.1	Press Release issued by Affinion Group Holdings, Inc. dated March 31, 2017 announcing the results for the fourth quarter and the year ended December 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP HOLDINGS, INC.

Date: March 31, 2017	By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President and Chief Financial Officer

AFFINION GROUP, INC.

Date: March 31, 2017	By:	/s/ Gregory S. Miller
	Name:	Gregory S. Miller
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

10.1	Investor Purchase Agreement, dated as of March 31, 2017, by and among Affinion Group Holdings, Inc., Affinion Group, Inc., Affinion Investments, LLC, affiliates of Elliott Management Corporation, Franklin Mutual Quest Fund, affiliates of Empyrean Capital Partners, LP, and Metro SPV LLC

10.2	Commitment Letter, dated as of March 31, 2017, by and between Affinion Group, Inc. and HPS Investment Partners, LLC

99.1	Press Release issued by Affinion Group Holdings, Inc. dated March 31, 2017 announcing the results for the fourth quarter and the year ended December 31, 2016